UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):             March 7, 2005

MISSION COMMUNITY BANCORP

(Exact name of Registrant as specified in its charter)

CALIFORNIA	333-12982	770559736
(State or other jurisdiction of incorporation)	(File Number)	(I.R.S. Employer Identification No.)

581 Higuera Street, San Luis Obispo, CA (Address of principal executive office)	93401 (Zip Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

On March 7, 2005, Mission Community Bancorp reported earnings results for year ending December 31, 2004.  Mission Community Bancorp reported full year 2004 net income of $1.492 million, or $1.84 per diluted share, as compared with $716 thousand, or $0.91 per diluted share for the same period in 2003, representing a 102% increase in earnings per share.  For the fourth quarter of 2004, MCB reported net income of $515 thousand, or $0.63 per diluted share, as compared with $375 thousand, or $0.47 per diluted share for 2003.

Mission Community Bancorp’s total assets were $139 million as of December 31, 2004, a 23% increase over the prior year of $113 million.  Outstanding loans totaled $103 million, a $25 million, or 31%, net increase over the prior year-end.  Deposits increased $16 million, or 17%, over the same year to $113 million at the end of 2004.

Item 9.01.  Financial Statement and Exhibits

(a)                Financial statements of businesses required

                    None

(b)               Pro forma financial information

                    None

(c)                Exhibits

                    99.1   Press Release dated March 7, 2005

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Current Report on Form 8-K the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2005	MISSION COMMUNITY BANCORP

By:	/s/ ANITA M. ROBINSON
Anita M. Robinson President and Chief Executive Officer